Franklin Tax-Advantaged U.S. Government Securities Fund
                       Amendment to Distribution Agreement

            WHEREAS, a majority of the Managing General Partners of Franklin Tax-Advantaged U.S. Government Securities Fund (the "Fund"), including a majority of those Managing General Partners who are not interested persons of the Fund and who are not interested persons of the Fund's investment adviser or its related organizations, have approved certain amendments to the Distribution Agreement between the Fund and Franklin Distributors, Inc. (now known as Franklin/Templeton Distributors, Inc.") ("Distributors");

            NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

            1) Section 16B of the Distribution Agreement is hereby amended to read as follows:

            In addition to the payments which the Fund is otherwise obligated to make (i) to the Manager pursuant to paragraph 4 of the Management Agreement between the Fund and Franklin Advisers, Inc. and (ii) to its Shareholder Servicing Agent pursuant to their respective Agreements as in effect at any time, including any reimbursement for costs the Fund is obligated to make under said agreements, to the extent that you, the fund, the Manager, or other parties on your behalf or on behalf of the Fund, or the Manager make payments that are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan. The costs and activities, the payment of which are intended to be within the scope of the plan, but only to the extent they are deemed to be payments for activities primarily intended to result in the sale of shares issued by the Fund, shall include, but not necessarily be limited to, the following;

            (a) the incremental costs of the printing and mailing or other dissemination of all prospectuses (including statements of additional information), annual reports and other periodic reports for distribution to persons who are not shareholders of the Fund;

            (b) the costs of preparing and distributing any other supplemental sales literature;

            (c) the costs of radio, television, newspaper and other advertising;

            (d) telecommunications expenses, including the costs of telephones, telephone lines and other communications equipment used in the sale of Fund shares;

          (e) all costs of preparing and mailing confirmations of shares sold or redeemed, and reports of share balances;

          (f) all costs of responding to telephone or mail inquiries of investors or prospective investors;

            (g) payments to dealers, financial institutions, advisers, or other firms, any one of whom may receive monies in respect to the fund's shares owned by shareholders for whom such firm is the dealer of record or holder of record in any capacity, or with whom such firm has a servicing, agency, or distribution relationship. Servicing may include, among other things:
      (i) answering client inquiries regarding the Fund; (ii) assisting clients in changing account designations and addresses; (iii) performing subaccounting; (iv) establishing and maintaining shareholder accounts and records; (v) processing purchase and redemption transactions; (vi) providing periodic statements showing a client's account balance and integrating such statements with those of other transactions and balances in the client's other accounts serviced by such firm; (vii) arranging for bank wire transfers; and (viii) such other services as the Fund may require, to the extent such firms are permitted by applicable statute, rule or regulation to render such services; and

            (h) a prorated portion of your overhead expenses attributable to the distribution of the Fund's shares, including leases, communications, salaries, training, supplies, photocopying, and any other category of your expenses attributable to the distribution of the Fund's shares.

            In no event shall the aggregate asset-based sales charges which include payments made under the Plan, plus any other payments made pursuant to the plan, exceed the amount permitted to be paid pursuant to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, Section 26 (d)

            2) Section 16c. (c) is hereby amended to read as follows:

            (c) The Plan may be terminated at any time without penalty by vote of a majority of the non-interested General Partners or by a vote of A majority of the Fund's outstanding voting securities on not more than sixty (60) days' written notice to any other party to the Plan, and shall terminate automatically in the event of any act that constitutes an assignment of this Distribution Agreement or the Management Agreement.

            3) Section 16C. (d) is hereby amended to read as follows:

            (d) All material amendments to the Plan shall be approved by vote of the non-interested Managing General Partners cast in person at a meeting called for the purpose of voting on such amendment.

          4) All references to Franklin Distributors, Inc. are hereby changed to "Franklin/Templeton Distributors, Inc."

            IN WITNESS WHEREOF, the parties hereto have set their hands as of the 1st day of July, 1993.

            FRANKLIN TAX-ADVANTAGED U S. GOVERNMENT SECURITIES FUND
                              (a California Limited Partnership)

                           /s/ Rupert H. Johnson, Jr.
                               Managing General Partner

                              FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

                           /s/ Harmon E. Burns
                               Executive Vice President